UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 9, 2023

MASTEC, INC.

(Exact Name of Registrant as Specified in Its Charter)

Florida	001-08106	65-0829355
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 S. Douglas Road, 12th Floor

Coral Gables, Florida 33134

(Address of Principal Executive Office)

Registrant’s telephone number, including area code (305) 599-1800

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.10 Par Value	MTZ	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

This Current Report on Form 8-K/A (“Amendment No. 1”) amends Item 5.02 of the Current Report on Form 8-K, filed by MasTec, Inc. (the “Company”) on March 15, 2023 (the “Original Filing”), to disclose certain compensation arrangements in connection with the appointment of Paul DiMarco to serve as its Executive Vice President and Chief Financial Officer, which arrangements had not yet been determined when the Original Filing was filed. This Amendment No. 1 supplements the Original Filing and should be read in conjunction with the Original Filing.

On March 30, 2023, the Company entered into an employment agreement with Mr. DiMarco (the “Agreement”), relating to his becoming the Company’s Executive Vice President and Chief Financial Officer. The Agreement remains in effect until terminated and provides that Mr. DiMarco will be paid an initial annual base salary of $500,000. The Agreement also provides for an annual performance bonus of up to his base salary based on the achievement of goals established by the Compensation Committee of the Company’s Board of Directors (the “Committee”), as determined in the Committee’s sole discretion, so long as Mr. DiMarco continues to provide active, full-time service through the applicable bonus period and the date the bonus is paid. Following termination of Mr. DiMarco’s employment by the Company without cause (as defined in the Agreement) or by Mr. DiMarco for good reason (as defined in the Agreement), Mr. DiMarco would receive his base salary, an amount equal to the average performance bonus (as defined in the Agreement) he received preceding termination and certain employee benefits set forth in the Agreement paid over a period of twelve months from the date of termination. If Mr. DiMarco’s employment is terminated other than for cause and he has not breached certain of his obligations set forth in the Agreement, his restricted stock and stock options that he currently has or may have in the future would continue to vest until they are fully vested, and any existing and future stock option grants will remain exercisable for the full term of the grant, subject further in all cases, to the terms of the Company’s incentive plans. If there is a change of control (as defined in the Agreement) of the Company during the employment term and Mr. DiMarco’s employment is terminated by the Company without cause or by him for good reason within 12 months thereafter, Mr. DiMarco would be entitled (i) to a lump sum payment equal to the sum of (x) one and a half times his base salary and (y) one and a half times his average performance bonus, (ii) the immediate vesting of any previously unvested options and restricted stock and (iii) the continuation of benefits as set forth in the Agreement; provided, that, under certain circumstances, any change in control payment would be reduced to avoid triggering an excise tax on such payment. The Agreement also contains confidentiality, non-competition and non-solicitation provisions.

The foregoing description of the Agreement is only a summary and is qualified in its entirety by reference to the full text of the Agreement, which will be filed as an exhibit to the Company’s next quarterly report on Form 10-Q.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MASTEC, INC.

Date: March 31, 2023	By:	/s/ Alberto de Cardenas
Alberto de Cardenas
Executive Vice President, General Counsel and Secretary